LUMINENT NOTIFIED BY NYSE OF NON-COMPLIANCE
WITH A CONTINUED LISTING STANDARD

PHILADELPHIA, January 15, 2008 — Luminent Mortgage Capital, Inc. (the “Company”) (NYSE: LUM) today announced that on January 9, 2008 the Company received a letter from the New York Stock Exchange, or the NYSE, advising it that the Company was not in compliance with a NYSE’s continued listing standard applicable to its common stock. That standard requires that a listed common stock maintain an average closing stock price of over $1.00 per share of common stock for 30 consecutive trading days.

Under the NYSE rules, the Company has ten business days, or until January 24, 2008, to notify the NYSE of its intent to cure this deficiency. On January 15, 2008, the Company notified the NYSE that it is the Company’s intent to cure this deficiency. Under the NYSE rules, the Company has six months from the date of the NYSE notice to cure the average price deficiency. If the Company has not cured the deficiency by that date, its common stock would be subject to delisting by the NYSE.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on various assumptions and events that are beyond the Company’s control and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” “intend” or similar terms or variations on those terms or the negative of those terms. The Company bases its forward-looking statements on management expectations. Actual results may differ materially as a result of several factors, including, but not limited to:

•	the Company’s ability to achieve and maintain a share price and average price above $1.00 per share of its common stock at the expiration of the six-month period;

•	commencement by the NYSE of suspension and delisting procedures for failure to implement successfully a plan to correct non-compliance with the NYSE listing standards;

•	even if such minimum price is achieved and maintained, the Company’s ability to continue to satisfy the NYSE’s other qualitative and quantitative listing standards for continued listing; and

•	the NYSE’s right to take more immediate listing action in the event that the stock trades at levels that are viewed as “abnormally low” on a sustained basis or based on other qualitative factors.

The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:
Karen Chang
Chief Financial Officer
215-564-5900